UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2025

908 Devices Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39815	45-4524096
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

645 Summer Street

Boston, MA  02210

(Address of principal executive offices, including zip code)

(857) 254-1500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MASS	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ( §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On March 4, 2025, 908 Devices Inc. (the “Company”) completed the sale of all issued and outstanding equity interests of its wholly-owned subsidiary, 908 Devices GmbH (the “Transferred Company” and such equity interests, the “Transferred Equity Interests”), and certain liabilities and specified assets of the Company (the “Purchased Assets”), which together constitute the entirety of the Company’s portfolio of desktop devices used in the field of bioprocessing process analytical technologies (collectively, the “Business” and the sale of the Business, the “Disposition”), to Repligen Corporation (the “US Purchaser”) and Repligen GmbH (the “German Purchaser” and together with the US Purchaser, the “Purchasers”), pursuant to a Securities and Asset Purchase Agreement (the “Purchase Agreement”), dated as of March 4, 2025, by and among the Company, the US Purchaser and the German Purchaser.

The purchase price payable by the Purchasers for the Transferred Equity Interests and Purchased Assets under the Purchase Agreement was $70,000,000, subject to customary adjustment for working capital as more fully set forth in the Purchase Agreement. A portion of the purchase price will be held in escrow for a period of time following the completion of the Disposition, as a source of recovery for possible indemnification claims by the Purchasers or any negative adjustment to the purchase price. The Purchase Agreement also contains representations, warranties, and covenants of the parties thereto customary for transactions of this type

In connection with the Purchase Agreement, the Company and its subsidiaries have agreed, for a period of five years following the completion of the Disposition, not to engage, directly or indirectly, in any business competitive with the Business; or (ii) solicit any employee providing services to the Business for a period of 18 months following the completion of the Disposition. In addition, the Purchasers have agreed, not to solicit any employee of the Company for a period of 18 months following the completion of the Disposition.

Also in connection with the Purchase Agreement, the parties entered into a transition services agreement pursuant to which the Company or one of its affiliates shall provide certain technology, financial and operational transition services to the Purchasers through December 31, 2025. Additionally, concurrently with the completion of the Disposition, the parties executed (i) a supply agreement, pursuant to which the Company shall supply the Purchasers certain products related to the Business, and (ii) agreements providing for the license and sublicense of certain intellectual property assets used in the Business that were not transferred to the Purchasers in the Disposition.

The Company's Board of Directors (the “Company Board”) has approved the Disposition. Since the Disposition does not constitute a sale of “substantially all” of the Company's assets, stockholder approval is not required under Delaware law or otherwise in connection with, or as a result of, the Purchase Agreement or the consummation of the transactions contemplated thereunder, including the Disposition.

The foregoing summary of the transaction and the terms and conditions of the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The representations, warranties, and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations and contractual risk allocation mechanisms agreed upon by such parties, and thus should not be relied upon as necessarily reflecting the actual state of facts or conditions.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets

As described in Item 1.01 of this Current Report on Form 8-K, on March 4, 2025, the Company completed the sale of the Business to the Purchasers. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

ITEM 8.01.	Other Events

On March 4, 2025, the Company issued a joint press release with the US Purchaser announcing the completion of the Disposition, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(b) Pro forma financial information

The unaudited pro forma condensed consolidated financial information of the Company giving effect to the sale of the Business will be filed within four business days by an amendment to this Current Report on Form 8-K.

(d) Exhibits

Exhibit
No.	Description of Exhibit

2.1	Securities and Asset Purchase Agreement, dated March 4, 2025, by and among the Company, the US Purchaser and the German Purchaser*
99.1	Joint press release issued by the Company and the US Purchaser, dated March 4, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2025

908 Devices Inc.

By:	/s/ Michael S. Turner
Name: Michael S. Turner
Title: Chief Legal and Administrative Officer